Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Jeanie Herbert

(714) 773-7620

Director, Investor Relations

Anne M. Warde

(714) 773-7655

amwarde@beckman.com

Media Relations

Beckman Coulter Names Scott Garrett Chief Executive Officer

FULLERTON, Calif. – (January 21, 2005) – Beckman Coulter, Inc. (NYSE:BEC) announced today that Scott Garrett has been named chief executive officer (CEO) of the corporation, effective February 21, 2005.  Garrett, currently president and chief operating officer (COO), succeeds retiring CEO, John P. Wareham.  Wareham will continue as chairman of the board until the annual shareholder meeting to be held April 7, 2005.

“Since his appointment to president and COO in December 2003, Scott has continually demonstrated to our board his ability to lead Beckman Coulter and drive the company’s continued success,” said John P. Wareham, chairman of the board of directors and chief executive officer for Beckman Coulter.

Wareham’s intention to retire in 2005 was disclosed early last year.  Garrett’s appointment is the result of a recommendation made by Beckman Coulter’s board of directors’ transition committee, which was formed to manage the transition and chief executive officer selection process.

In a separate action, Garrett was elected to Beckman Coulter’s board of directors, effective January 17, 2005.  The addition of Garrett to Beckman Coulter’s board raises the number of directors from 11 to 12.  Garrett will stand for election at the annual stockholder meeting in April 2006.

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2/2/2  Garrett Named Chief Executive Officer for Beckman Coulter

Prior to joining Beckman Coulter in 2002, Garrett served in several leadership positions in the biomedical and clinical diagnostics industries. He served as chief executive officer of Garrett Capital Advisors and as chief executive officer for Kendro Laboratory Products, L.P.  His experience includes nearly 20 years with Baxter International/American Hospital Supply Corporation.  As a member of Baxter’s executive team, Garrett was instrumental in their spin-out of Dade International and led the new company to achieve success in its formative years.

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes.  Spanning the biomedical testing continuum – from systems biology and clinical research to laboratory diagnostics and point-of-care testing – Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world.  The company, based in Fullerton, Calif., reported 2003 annual sales of $2.2 billion with 64 percent of this amount generated by recurring revenue from supplies, test kits and services.  For more information, visit www.beckmancoulter.com.

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